UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2013

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers;
Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On December 13, 2013 we entered into an amendment to the employment agreement with William A. Furman, our President and Chief Executive Officer. The amendment modifies the calculation and timing of payment of the pro-rated bonus that Mr. Furman would be entitled to receive in the event of his termination without cause, in order to enable the pro-rated bonus to qualify as “performance-based compensation” for purposes of Internal Revenue Code 162(m), and be fully deductible by the Company. As amended, the pro-rated bonus payable in respect of the year in which Mr. Furman’s employment so terminates shall be calculated solely based on achievement of performance measures and shall be paid at the time bonuses are otherwise payable under the Company’s bonus program. In addition, the amendment deletes acceleration of vesting of performance-based restricted stock units upon termination of Mr. Furman’s employment without cause. As amended, any performance-based restricted stock units held by Mr. Furman at the time of such termination of employment will continue to vest, if at all, based upon the achievement of the applicable performance measures during the applicable performance measurement period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: December 18, 2013	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer

3